UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2026
Regional Health Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)
Georgia	001-33135	81-5166048
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
1050 Crown Pointe Parkway
Suite 720
Atlanta, Georgia 30338
(Address of Principal Executive Offices, and Zip Code)
(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On April 26, 2026, the Board of Directors (the “Board”) of Regional Health Properties, Inc. (the “Company”) appointed Marlie Davis, CPA, MBA, as the Company’s Chief Financial Officer, effective May 1, 2026. Ms. Davis will serve as the Company’s principal financial officer and principal accounting officer, unless and until the Company appoints or designates another person to serve in either such capacity.

Ms. Davis, age 55, is a Certified Public Accountant with more than 20 years of finance, accounting, audit and real estate investment experience. Since 2019, she has served as Chief Financial Officer and Controller of Hatteras Sky, where she has led finance and accounting operations for a multi-entity real estate investment platform. Earlier in her career, Ms. Davis held senior finance and assurance roles at Sixty West, Cherry Bekaert LLP, AGH, LLC and CohnReznick LLP, with a focus on financial reporting, audit, internal controls and advisory services for public companies, real estate developers and investment entities. Ms. Davis holds an MBA from Utica College and a BBA in Accounting from the University of Central Florida.

There are no arrangements or understandings between Ms. Davis and any other person pursuant to which she was selected as Chief Financial Officer. There are no family relationships between Ms. Davis and any director or executive officer of the Company. Ms. Davis does not have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

In connection with her appointment, the Company and Ms. Davis entered into an offer letter, dated April 24, 2026, which Ms. Davis accepted on April 25, 2026. Pursuant to the offer letter, Ms. Davis will receive an initial annual base salary of $265,000. Ms. Davis will also be eligible to participate in the Company’s discretionary annual bonus program, with a target bonus opportunity of $100,000, with the amount of any bonus to be determined based on criteria established with the Company’s Chief Executive Officer and the Compensation Committee of the Board of Directors.

Subject to approval by the Board of Directors or the appropriate committee thereof and the terms of the Company’s equity incentive plan and applicable award agreement, the Company will grant Ms. Davis 35,000 restricted stock units and an option to purchase 35,000 shares of the Company’s common stock. The exercise price, vesting schedule, term and other conditions of the option will be set forth in the applicable award agreement.

Ms. Davis will be eligible to participate in the Company’s employee benefit plans and programs generally made available to similarly situated employees, subject to the terms, conditions and eligibility requirements of such plans and programs. The offer letter provides that Ms. Davis’s employment with the Company will be at will. Upon a termination of Ms. Davis’s employment by the Company without cause, Ms. Davis will be entitled to receive nine months of severance.

Resignation of Director

On April 27, 2026, Christopher Winkle notified the Company of his resignation from the Board, effective May 31, 2026. Mr. Winkle’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONAL HEALTH PROPERTIES, INC.
Date: April 30, 2026	/s/ Brent Morrison
Brent Morrison
Chairman, Chief Executive Officer and President